EXHIBIT 99.1
    NEWS RELEASE

Contact:	Justin Coe	Allison Beach	Joseph Calabrese
	Chief Accounting Officer	Media Contact	Financial Relations Board
	972-778-9795	abeach@ashfordinc.com	212- 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES CLOSING ON SALE OF PARK HYATT BEAVER CREEK RESORT & SPA

DALLAS, June 1, 2026 – Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) announced today that it has closed on the previously announced sale of the 193-room Park Hyatt Beaver Creek Resort & Spa for $176 million ($912,000 per key). The sale price represents a 4.6% capitalization rate on net operating income for the trailing 12 months ended March 2026.
“The sale of Park Hyatt Beaver Creek was a fantastic outcome for the Company and our shareholders,” said Richard J. Stockton, President and Chief Executive Officer. “Acquired in 2017 for $145.5 million, this asset was a key representation of Braemar's strategy of owning high-quality luxury properties in attractive locations. Over our nine-year hold, we generated strong cash flow and meaningfully grew the value, ultimately selling for $176 million and delivering a compelling return for our investors. The transaction also eliminates a near-term debt maturity and generates substantial net proceeds after repayment, further strengthening our balance sheet as we advance our strategic alternatives process.”
In conjunction with the sale, the Company repaid the $70.5 million mortgage loan secured by the property and retained approximately $104.5 million of net proceeds after payment of transfer taxes, transaction costs, and the release of operating cash held at the property. The Company used a portion of the net proceeds to repay in full its 4.50% Convertible Senior Notes on June 1, 2026.

This property sale, taken together with the sale of other properties during the applicable twelve-month and thirty-six-month lookback periods, does not, the Company believes, exceed the threshold that constitutes a Change of Control under the advisory agreement, as amended, with Ashford Inc.
About Braemar Hotels & Resorts
Braemar Hotels & Resorts Inc. (NYSE: BHR) is a real estate investment trust (REIT) focused on the high-growth luxury hotel and resort sector. The Company targets high-performance luxury urban and resort properties, specializing in assets that generate revenue per available room (RevPAR) at least twice the U.S. national average. Its industry-leading portfolio features luxury properties across the United States and the U.S. territories in the Caribbean. Externally advised by Ashford Hospitality Advisors LLC, Braemar leverages deep industry expertise and disciplined asset management to drive outsized performance.

Braemar Hotels & Resorts Inc.
Park Hyatt Beaver Creek Resort & Spa
Reconciliation of Hotel Net Income (Loss) to Hotel EBITDA and Hotel Net Operating Income
(unaudited, in millions)

12 Months Ended
March 31, 2026
Net income (loss)	$(3.0)
Interest expense	5.0
Depreciation and amortization	7.8
Hotel EBITDA	$9.8
Capital reserve	(1.8)
Hotel Net Operating Income	$8.0
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All information in this table is based upon unaudited operating financial data for the twelve month period ended March 31, 2026. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.
EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s hotel EBITDA minus a capital expense reserve of 4% of gross revenue.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.

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